Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces
First Quarter 2014 Financial and Operating Results

Production Reaches 100,065 BOE/d in Q1 2014; Record Williston Basin
Production of 73,325 BOE/d in Q1 2014 Up 27% Over Q1 2013

Q1 2014 Net Income Available to Common Shareholders of $109.1 Million
or $0.91 per Diluted Share and Adjusted Net Income of $126.2 Million or
$1.05 per Diluted Share

Q1 2014 Discretionary Cash Flow Totals a Record $482.0 Million

Redtail Niobrara Production of 4,550 BOE/d in Q1 2014
Up 41% Over Q4 2013

DENVER – April 30, 2014 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the first quarter of 2014 totaled 9.0 million barrels of oil equivalent (MMBOE), of which 88% was crude oil/natural gas liquids (NGLs).  This first quarter 2014 production total equates to an average production rate of 100,065 barrels of oil equivalent per day (BOE/d) and produced record discretionary cash flow for the quarter.

James J. Volker, Whiting’s Chairman and CEO, commented, “Our North Dakota, Colorado and Texas teams overcame one of the most severe winters on record so that we met all of our guidance numbers in the first quarter.  Recently, at our Missouri Breaks field our new completion design that better isolates the perforations to fracture the reservoir produced an initial production rate from the newest well 40% to 70% higher than our earlier wells.  We also achieved our best well result to date at our Cassandra field with the completion of the Kaldahl 11-3H flowing 1,930 BOE/d on April 1, 2014 using a cemented liner.

“We also continue to streamline our asset base. We sold our remaining interests in the Big Tex prospect for $76 million.  In total, we received $227 million for the two Big Tex asset sales or $3,100 per net acre and were pleased with this price given the light amount of drilling across this acreage.”  Mr. Volker added, “We began selling gas at our Redtail field in mid-April as our gas plant there came on stream and the current gross inlet rate is over 8 MMcf per day.  With the plant processing gas, we will generate new gas and plant product income streams and increase our net BOE daily production while being environmentally responsible by capturing and processing our gas.”

Operating and Financial Results
The following table summarizes the first quarter operating and financial results for 2014 and 2013:

	Three Months Ended March 31,
	2014	2013	Change
Production (MBOE/d)	100.07	89.14	12%
Discretionary Cash Flow-MM (1)	$482.0	$401.1	20%
Realized Price ($/BOE)	$80.00	$74.77	7%
Total Revenues-MM	$740.2	$613.4	21%
Net Income Available to Common Shareholders-MM	$109.1	$86.0	27%
Per Basic Share	$0.92	$0.73	26%
Per Diluted Share	$0.91	$0.72	26%
Adjusted Net Income Available to Common Shareholders-MM (2)	$126.2	$111.6	13%
Per Basic Share	$1.06	$0.95	12%
Per Diluted Share	$1.05	$0.94	12%

(1)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(2)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

Operational Highlights

Core Development Areas

Williston Basin Development

In the first quarter of 2014, production from the Williston Basin averaged a record 73,325 BOE/d, an increase of 27% over the 57,785 BOE/d in the first quarter of 2013.  The Williston Basin represented 73% of Whiting’s total first quarter production.

Missouri Breaks Field.  We hold 99,930 gross (65,869 net) acres in the Missouri Breaks field, located in Richland County, Montana and McKenzie County, North Dakota.  At our Skov 31-28 Unit at Missouri Breaks, we drilled three new Bakken wells in order to compare different completion designs.  These wells used 3.0 to 4.0 million pounds of frac sand versus approximately 2.0 million pounds in wells completed using our prior method.

The original well in the unit, the Skov 31-28-1H, was completed using sliding sleeve technology on May 31, 2013 and flowed 927 BOE/d.  On April 2, 2014, we completed two new wells in the unit using our new cemented liner method with an increased number of entry points.  These wells, the Skov 31-28-2H and the Skov 31-28-4H, flowed at 1,072 BOE/d and 1,219 BOE/d, respectively.  On April 1, 2014, we completed the Skov 31-28-3H with a new coiled tubing fracture stimulation method.  This well flowed at 1,607 BOE/d, 73% higher than the initial well in the unit and 40% higher than the average of the two cemented liner wells.  This new completion design better isolates the perforations to more effectively fracture the reservoir with fewer entry points.  The following table summarizes our improving results:

Well Name	Method	IP Date	Entry Points	Rate (BOE/d)
Skov 31-28-1H (Original Well)	Sliding Sleeve	5/31/2013	30	927
Skov 31-28-2H (New Well)	Cemented Liner	4/2/2014	90	1,072
Skov 31-28-4H (New Well)	Cemented Liner	4/2/2014	150	1,219
Skov 31-28-3H (New Well)	Coiled Tubing Frac	4/1/2014	85	1,607

Hidden Bench Field.  We hold 65,882 gross (37,314 net) acres in the Hidden Bench field, located in McKenzie County, North Dakota.  Our cemented liner completion method has produced strong results.  The 15 wells completed using this method had an average IP rate of 2,643 BOE/d.

Based on strong initial results from our high density pilot at Hidden Bench, we plan to commence a development drilling program on an eight-well per drilling spacing unit (DSU) pattern in the Middle Bakken versus our original development plan of four wells per 1,280-acre spacing unit.

Cassandra Field.  We hold 29,827 gross (13,949 net) acres in the Cassandra field, located in Williams County, North Dakota.  We utilized our cemented liner completion method on three recent wells.  The Kaldahl 11-3H was completed in the Middle Bakken on April 1, 2014 flowing 1,930 BOE/d, 104% higher than the 10 prior wells completed in the Middle Bakken formation.  The Olson 14-31TFH was completed in the Three Forks formation on March 14, 2014 flowing 1,375 BOE/d.  The Sheldon 11-6 TFH was completed in the Three Forks on March 15, 2014 flowing 1,243 BOE/d.  These wells produced at average initial rates 38% higher than the 10 prior wells completed in the Middle Bakken formation.

Sanish Field Area.  We hold 174,666 gross (82,445 net) acres in the Sanish field area, which includes the Company’s interests in the Parshall field, located in Mountrail County, North Dakota.  Based on strong initial results from our high density pilots, we plan to commence a development drilling program on a nine-well per DSU pattern in the Middle Bakken versus our original development plan of three to four wells per 1,280-acre spacing unit.

Denver Julesberg Basin Development

Redtail Niobrara Field.  We hold a total of 174,892 gross (122,656 net) acres in our Redtail prospect, located in the Denver Julesberg Basin in Weld County, Colorado.  Our Redtail acreage currently produces from both the Niobrara “B” and “A” zones and is also prospective in the Niobrara “C” zone as well as the Codell formation.  We estimate that we have more than 3,300 gross locations to drill at Redtail based on a 16-well per DSU pattern in the “B” and “A” zones alone.

Production from our Redtail field averaged 4,550 BOE/d in the first quarter of 2014, representing a sequential increase of 41% over the fourth quarter of 2013.

Highlighting recent activity at our Redtail field was the initiation of gas sales from our Redtail gas plant.  The plant has initial inlet capacity of 20 MMcf/d, which will be expanded to 70 MMcf/d in the first quarter of 2015.  Gas sales are underway at a current gross inlet rate of over 8 MMcf/d.

Drilling to date is on a 16-well per 960-acre DSU pattern in the “B” and “A” zones and we expect our rate of completions to rise in the second quarter of 2014.  We plan to spud our 30F super pad located in the Horsetail township in May 2014.  This high density pilot will test a 32-well per DSU pattern in the “A”, “B” and “C” zones.  If successful, our potential drilling locations at Redtail would increase to more than 6,600 gross wells.

We currently have three pad-capable drilling rigs running at Redtail, and we plan to add a fourth rig in the second half of 2014.  This rig will initially drill in the northern portion of our acreage where we plan to test the Niobrara “A” zone and the Codell formation.

Operated Drilling Rig Count
As of April 15, 2014, 18 operated drilling rigs were active on our properties.  The breakdown of our operated rigs as of April 15, 2014 was as follows:

Area	Drilling Rigs
Northern Rockies	14
Central Rockies	3
North Ward Estes	1
Total	18

Other Financial and Operating Results
The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2014 and 2013:

	Three Months Ended
	March 31,
Production	2014		2013		Change
Oil (MMBbl)	7.24		6.25		16%
NGLs (MMBbl)	0.65		0.71		(9%)
Natural gas (Bcf)	6.70		6.37		5%
Total equivalent (MMBOE)	9.00		8.02		12%

Average sales price
Oil (per Bbl):
Price received	$88.85		$88.11		1%
Effect of crude oil hedging	(0.10	)(1)	(0.85	) (1)
Realized price	$88.75		$87.26		2%
NYMEX	$98.62		$94.34		5%

NGLs (per Bbl):
Realized price	$52.95		$42.56		24%

Natural gas (per Mcf):
Realized price	$6.50		$3.80		71%
NYMEX	$4.93		$3.34		48%

(1)
Whiting paid $0.7 million and $5.3 million in pre-tax cash settlements on its crude oil and natural gas hedges during the first quarter of 2014 and 2013, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

First Quarter 2014 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended
	March 31,
	2014	2013
	(Per BOE, Except Production)
Production (MMBOE)	9.00	8.02

Sales price, net of hedging	$80.00	$74.77
Lease operating expense	12.75	12.45
Production tax	6.67	6.39
General & administrative	3.59	3.60
Exploration	2.68	2.35
Cash interest expense	4.08	2.37
Cash income tax expense	0.11	0.05
	$50.12	$47.56

First Quarter 2014 Drilling and Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three months ended March 31, 2014:

	Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q1 14	143 / 53.3	2 / 1.2	145 / 54.5	99% / 98%	$683.4	(1)

(1)	Includes $30 million for land and $41 million for facilities.

Outlook for Second Quarter and Full-Year 2014
The following table provides guidance for the second quarter and full-year 2014 based on current forecasts, including Whiting’s full-year 2014 capital budget of $2,700.0 million:

	Guidance
	Second Quarter			Full-Year
	2014			2014
Production (MMBOE)	9.70	-	9.90	40.20	-	40.80
Lease operating expense per BOE	$12.25	-	$12.75	$12.20	-	$12.60
General and admin. expense per BOE	$3.30	-	$3.70	$3.25	-	$3.55
Interest expense per BOE	$3.80	-	$4.20	$3.75	-	$4.15
Depr., depletion and amort. per BOE	$25.75	-	$26.75	$25.60	-	$26.20
Prod. taxes (% of sales revenue)	8.35%	-	8.55%	8.35%	-	8.55%
Oil price differentials to NYMEX per Bbl(1)	($9.00)	-	($11.00)	($8.50)	-	($10.50)
Gas price premium to NYMEX per Mcf(2)	$0.50	-	$1.00	$0.60	-	$1.10

(1)	Does not include the effect of NGLs.
(2)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Commodity Derivative Contracts
The following summarizes Whiting’s crude oil hedges as of April 1, 2014:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Volume	NYMEX Price	March 2014
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production

Three-way collars(1)	2014
	Q2	1,380,000	$ 71.23 - $ 85.36 - $ 103.54	53%
	Q3	1,380,000	$ 71.23 - $ 85.36 - $ 103.54	53%
	Q4	1,380,000	$ 71.23 - $ 85.36 - $ 103.54	53%
Collars	2014
	Q2	4,150	$ 80.00 - $ 122.50	<1%
	Q3	4,060	$ 80.00 - $ 122.50	<1%
	Q4	3,970	$ 80.00 - $ 122.50	<1%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

The following summarizes Whiting’s fixed-price natural gas contracts as of April 1, 2014:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	March 2014
Period	(MMBtu per Day)	(per MMBtu)	Gas Production

2014
Q2	11,000	$5.49	14%
Q3	11,000	$5.49	14%
Q4	11,000	$5.49	14%

Whiting also has the following fixed-differential crude oil sales contracts in place as of April 1, 2014:

		Differential	As a Percentage of
	Contracted Volume	from NYMEX	March 2014
Period	(Bbls per Day)	(per Bbl)	Oil Production

2015	25,000	$4.75	29%
2016	30,000	$4.75	35%
2017	35,000	$4.75	41%
2018	40,000	$4.75	47%
2019	45,000	$4.75	53%

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2014	2013
Selected operating statistics:
Production
Oil, MBbl	7,241	6,250
NGLs, MBbl	648	710
Natural gas, MMcf	6,702	6,371
Oil equivalents, MBOE	9,006	8,022
Average prices
Oil per Bbl (excludes hedging)	$88.85	$88.11
NGLs per Bbl	$52.95	$42.56
Natural gas per Mcf	$6.50	$3.80
Per BOE data
Sales price (including hedging)	$80.00	$74.77
Lease operating	$12.75	$12.45
Production taxes	$6.67	$6.39
Depreciation, depletion and amortization	$26.12	$25.08
General and administrative	$3.59	$3.60
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$740,249	$613,371
Total costs and expenses	$554,837	$475,607
Net income available to common shareholders	$109,069	$85,994
Earnings per common share, basic	$0.92	$0.73
Earnings per common share, diluted	$0.91	$0.72
Average shares outstanding, basic	118,923	117,788
Average shares outstanding, diluted	119,931	119,263
Net cash provided by operating activities	$323,897	$297,614
Net cash used in investing activities	$(579,554)	$(628,491)
Net cash provided by (used in) financing activities	$(37,366)	$294,259

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$406,437	$699,460
Accounts receivable trade, net	378,111	341,177
Prepaid expenses and other	38,059	28,981
Total current assets	822,607	1,069,618
Property and equipment:
Oil and gas properties, successful efforts method	10,642,189	10,065,150
Other property and equipment	225,106	206,385
Total property and equipment	10,867,295	10,271,535
Less accumulated depreciation, depletion and amortization	(2,889,910)	(2,676,490)
Total property and equipment, net	7,977,385	7,595,045
Debt issuance costs	45,535	48,530
Other long-term assets	136,197	120,277
TOTAL ASSETS	$8,981,724	$8,833,470

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	116,673	107,692
Accrued capital expenditures	210,133	158,739
Accrued liabilities and other	109,607	214,109
Revenues and royalties payable	197,416	198,558
Taxes payable	55,268	50,052
Accrued interest	17,676	44,405
Derivative liabilities	11,799	3,482
Deferred income taxes	8,786	648
Total current liabilities	727,358	777,685
Long-term debt	2,653,674	2,653,834
Deferred income taxes	1,345,253	1,278,030
Production Participation Plan liability	91,139	87,503
Asset retirement obligations	146,188	116,442
Deferred gain on sale	72,250	79,065
Other long-term liabilities	4,365	4,212
Total liabilities	5,040,227	4,996,771
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 120,614,246 issued and 118,959,061 outstanding as of March 31, 2014 and 120,101,555 issued and 118,657,245 outstanding as of December 31, 2013	121	120
Additional paid-in capital	1,579,288	1,583,542
Retained earnings	2,353,974	2,244,905
Total Whiting shareholders’ equity	3,933,383	3,828,567
Noncontrolling interest	8,114	8,132
Total equity	3,941,497	3,836,699
TOTAL LIABILITIES AND EQUITY	$8,981,724	$8,833,470

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$721,250	$605,114
Loss on hedging activities	-	(211)
Amortization of deferred gain on sale	7,744	7,976
Gain on sale of properties	10,559	-
Interest income and other	696	492
Total revenues and other income	740,249	613,371
COSTS AND EXPENSES:
Lease operating	114,786	99,878
Production taxes	60,030	51,271
Depreciation, depletion and amortization	235,265	201,159
Exploration and impairment	42,107	37,280
General and administrative	32,334	28,885
Interest expense	42,144	21,470
Change in Production Participation Plan liability	3,636	4,407
Commodity derivative loss, net	24,535	31,257
Total costs and expenses	554,837	475,607
INCOME BEFORE INCOME TAXES	185,412	137,764
INCOME TAX EXPENSE:
Current	1,000	422
Deferred	75,361	51,098
Total income tax expense	76,361	51,520
NET INCOME	109,051	86,244
Net loss attributable to noncontrolling interest	18	19
NET INCOME AVAILABLE TO SHAREHOLDERS	109,069	86,263
Preferred stock dividends	-	(269)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$109,069	$85,994
EARNINGS PER COMMON SHARE:
Basic	$0.92	$0.73
Diluted	$0.91	$0.72
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	118,923	117,788
Diluted	119,931	119,263

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Net income available to common shareholders	$109,069	$85,994
Adjustments net of tax:
Amortization of deferred gain on sale	(4,883)	(4,993)
Gain on sale of properties	(6,658)	(28)
Impairment expense	11,341	11,528
Change in Production Participation Plan liability	2,293	2,759
Total measure of derivative loss reported under U.S. GAAP	15,472	19,700
Total net cash settlements paid on commodity derivatives during the period	(468)	(3,320)
Adjusted net income (1)	$126,166	$111,640
Adjusted net income available to common shareholders per share, basic	$1.06	$0.95
Adjusted net income available to common shareholders per share, diluted	$1.05	$0.94

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	March 31,
	2014	2013
Net cash provided by operating activities	$323,897	$297,614
Exploration	24,122	18,866
Exploratory dry hole costs	(3,552)	-
Changes in working capital	137,494	84,859
Preferred stock dividends paid	-	(269)
Discretionary cash flow (1)	$481,961	$401,070

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, May 1, 2014 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2014 financial and operating results.  Please call (866) 318-8618 (U.S./Canada) or (617) 399-5137 (International) to be connected to the call and enter the pass code 43163055.  Access to a live internet broadcast will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on May 1, 2014.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, May 1, 2014 and continuing through Thursday, May 8, 2014.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 71525583.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write downs; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.